Exhibit 99.2

State Automobile Mutual to Purchase Texas-Based Beacon Insurance Group

CONTACT:

State Automobile Mutual Insurance Company Kyle Anderson Director of Media Relations (614) 917-5497 (614) 477-5301	Beacon Insurance Group John Moreland Director of Marketing (940) 720-4614

COLUMBUS, Ohio — December 18, 2006 — State Automobile Mutual Insurance Company, Columbus, Ohio, announced today that, through a wholly-owned subsidiary, it has agreed to acquire the Beacon Insurance Group, Wichita Falls, Texas. Closing is expected in the first quarter of 2007, subject to regulatory approval.

The Beacon Insurance Group writes approximately $50 million in direct written premium through more than 300 independent agents in Arkansas and Texas. With the acquisition, Texas will become State Auto’s 29th state of operation.

“Texas is the second most populous state and fourth largest insurance market in the United States. It offers a tremendous opportunity for State Auto to grow profitably,” said Robert P. Restrepo Jr., State Auto Chairman, President and CEO. “The addition of Beacon to the State Auto family will provide us with a base of operations in the growing Southwest market. Our positive experience with past acquisitions makes us confident that Beacon's policyholders, independent agency force and associates will find the transition seamless.”

“We are convinced that joining State Auto is beneficial for all of our constituencies,” said Lyndell Haigood, Beacon’s President. “We write the same types of business, with comparable agency forces and similar corporate cultures. We're looking forward to what we believe will be a winning combination.”

The State Auto Insurance Companies, headquartered in Columbus, Ohio, are engaged primarily in writing personal and commercial insurance products through more than 22,500 independent agents associated with approximately 3,000 agencies in 28 states. The State Auto Companies include State Auto Financial Corporation (NASDAQ:STFC), named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006. STFC also received the 2006 Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on State Auto can be found at www.stateauto.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.